EXHIBIT 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

March 12, 2003

Computer Motion, Inc.
130-B Cremona Drive
Goleta, CA 93117

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

          At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by Computer Motion, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company’s common stock, $.001 par value per share, which are currently issuable upon exercise of a warrant issued to the Selling Stockholder on February 13, 2003 (the “Warrant”). The shares issuable upon exercise of the Warrant may be sold to the public from time to time for the account of the Selling Stockholder as described in the Registration Statement.

          As your counsel in connection with this transaction, we have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

          Based on the foregoing, it is our opinion that the Warrant has been duly authorized, and assuming that the full consideration for each share issuable upon exercise of the Warrant is received by the Company in accordance with the terms of the Warrant, the shares of common stock issuable upon exercise of the Warrant, when issued, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH